EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116398, 333-119362 and 333-161744 on Form S-8 and Registration Statement No. 333-155269 on Form S-3 of our report dated February 29, 2008 (March 2, 2009 as to Notes 10, 11, 12, & 13) (September 11, 2009 as to the effects of the retrospective adjustments for the adoption of Financial Accounting Standards Board Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” and the inclusion of the 2007 and 2006 condensed consolidating guarantor and nonguarantor financial information in Note 27) relating to the 2007 and 2006 consolidated financial statements (including retrospective adjustments to the 2007 and 2006 consolidated financial statements) of CB Richard Ellis Group, Inc. (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of new accounting standards for noncontrolling interests, uncertainty in income taxes, and the retrospective adjustments of the consolidated financial statements for assets held for sale), appearing in this Current Report on Form 8-K of the Company.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

September 11, 2009